Exhibit 10.1

MedAssets

Separation and Release Agreement

PLEASE READ THIS AGREEMENT CAREFULLY; IT INCLUDES A RELEASE OF

ALL KNOWN AND UNKNOWN CLAIMS

The purpose of this document is to set forth the terms and conditions of the Separation Agreement (the “Agreement”) between you and MedAssets, Inc. and MedAssets Services, LLC (collectively, the “Company”) with respect to the termination of your employment.

1.	You agree and understand that your employment will end as of the close of business on September 30, 2011 (“Last Day of Employment”). Your last day of active employment will be September 7, 2011 (“Final Workday”). Effective as of your Final Workday, you will transition all of your workload to other Company employees, as appropriate. Between the Final Workday and the Last Day of Employment, you will remain an employee of the Company to assist with any remaining workload transition questions or issues. Between the Final Workday and the Last Day of Employment, you will be free to explore alternative employment opportunities, accept alternative employment, and commence employment with another company.

2.	In consideration of and subject to (x) the undertakings and promises made by you as set forth in this Agreement, and (y) your execution, delivery and non-revocation of the general release of claims attached hereto as Exhibit A within 14 days following the Last Day of Employment, the Company will provide you with the following:

a.

$570,000 in separation pay (which represents 18 months’ of your base annual salary plus an additional $45,000). You agree that these payments are amounts you are not otherwise entitled to receive. These amounts will be net of all statutory and authorized withholdings and deductions, and will be made in accordance with the Company’s payroll practices as in effect at the time of payment. Of the total amount described above, $525,000 will be paid in substantially equal installments over the 18 month period beginning on the Last Day of Employment; provided that the first payment shall not be made until the first regularly scheduled pay period following the 60th day from the Last Day of Employment; provided, further, that the first payment will include a catch-up payment for any installments that accrued during the 60-day waiting period plus the additional $45,000 described above; and

b.	an extension to March 29, 2013, ending at 5:00 p.m. Eastern Time, on that date, of the time period during which you may exercise any equity rights that have fully vested to you as of the last day of employment. The extension set forth in this Paragraph 2(b) supersedes and replaces any other time period in which you previously were authorized to exercise any of your vested equity rights under the Employment Agreement between you and MedAssets, Inc., dated August 22, 2007, as amended as of May 2, 2011 (the “Employment Agreement”), and under any and all other agreements between you and the Company, including, without limitation, any and all stock option agreements and agreements governing the exercise of any restricted stock units or stock appreciation rights (collectively, “Equity”).

3.

You acknowledge and agree that the payments and extended exercise period described in Paragraph 2, above, are negotiated payments and rights. These negotiated payments and rights are intended by both you and the Company to satisfy in full any and all obligations on the part of the Company to make any payments or to allow any vesting, accelerated or not, of equity under the Employment Agreement, or any agreement granting you any Equity or any right to receive any Equity.

4.	In addition to the payments and extended exercise period described in Paragraph 2, above, the Company acknowledges its obligation to compensate you for time you worked through your Last Day of Employment, at your current annual salary, less statutory and authorized withholdings and deductions.

5.	COBRA. As of your Last Day of Employment, you have the option of exercising any rights to continue your participation in the Company’s group health insurance plans available to you under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). You will receive an enrollment form and necessary information under separate cover on or before October 14, 2011. Any entitlement to continue your participation in such plans shall be only as permitted under COBRA and at your own expense.

6.	Non-Interference. You remain bound to the Employment Agreement that you signed, a copy of which is attached to this Agreement as Exhibit B. Both you and the Company recognize the importance of compliance with the “Non-Interference” requirements of that agreement. If you execute this Agreement, then you are also bound to the duties and responsibilities set forth in this Agreement.

7.	Good Faith Requirement. Notwithstanding any other provision of this Agreement or the Employment Agreement, any failure by you to comply with any of the provisions in this Agreement or in the Employment Agreement will result in immediate forfeiture of any and all rights to the payments and extended exercise period described in Paragraph 2 above. In addition, the Company may seek repayment of any of the payments described in Paragraph 2 already paid to you.

a.	Company Property. Except as set forth in Paragraph 7(a)(i) through 7(a)(iii), below, you must return all Company property and equipment on or before your last day of work (as defined in Paragraph 1 above), including all documents, cell-phones, laptops, Company credit cards, air cards, thumb drives, identification badges, keys, and any other equipment, electronic data, hard-copy information, and supplies in your possession. If you have copied or stored any electronic data that constitutes Confidential Information (as defined in the Employment Agreement) onto any electronic data storage device which is not the property of the Company, then you must tender the device to the Company so that the Company can remove the applicable electronic data. You may retain permanently, at no cost to you, the following:

i.	One of the two computers that the Company had issued to you: identification number MAC12L2532B (Dell XT2 Laptop), so long as on or before your Last Day of Employment, you bring that laptop computer to the Company to enable the Company’s information technology personnel to remove all Company data from the laptop computer’s hard drive;

ii.	The Company-purchased printer that you have maintained at your home (Brother 9970MFC);

iii.	Your Company-issued cell phone (Apple iPhone 4), so long as: on or before your Last Day of Employment you bring that cell phone to the Company to enable the Company’s information technology personnel to remove all Company data from the cell phone’s storage card or drive; you port the telephone number to a personal cell phone bill effective as of October 1, 2011; and, if you receive any communications to the phone relating to Company business, you provide the caller with instructions for contacting the appropriate Company executive. The Company will have no obligation related to maintaining cellular service for you or on your behalf.

b.	Airline Credits. The Company has no ownership rights or interest in any airline mileage credits or other airline credits, and it will not dispute your ownership rights or interest in any and all unused airline credits that you have accumulated during your employment with the Company.

c.	Reaffirmation of Confidentiality Obligations. You reaffirm your obligation to never disclose to any third party any Confidential Information (as that term is defined and as that restriction is further described in the Employment Agreement). You understand and reaffirm that these duties of confidentiality survive the last day of employment.

d.	Confidentiality of this Agreement’s Terms. You must not disclose or disseminate this Agreement, or any of its terms, to anyone, except as set forth in this Paragraph 7(d). This means that you cannot disclose this Agreement in any form to any current or former employees of the Company, or to the general public or to the media. You may discuss this Agreement with your spouse, with your legal representative, and with your personal accountant, so long as you inform them that this Agreement is confidential, and must not be further disclosed. You may also disclose this Agreement if required by law, or as necessary to comply with law, or as necessary to fulfill the terms of this Agreement.

8.	Legal Participation and Status.

a.	Testimony. Because full compliance with all laws and regulations is important to the Company, you agree that you shall cooperate with all members of the Company Group (as defined in the Employment Agreement) with respect to any pending or future litigation or other claim or investigation involving any member of the Company Group regarding which you have relevant information. Cooperation, as used herein, means: (1) you shall meet with Company Group representatives and attorneys at reasonable times and places to discuss facts and other matters related to litigation or other claims (this includes travel to such locations as requested by a member of the Company Group at its expense); (2) you shall appear and provide testimony if requested by a member of the Company Group (this includes travel to such locations as requested by a member of the Company Group at its expense); and (3) if you ever testify in any litigation or other claim against any member of the Company Group, you shall provide full, complete, and truthful testimony, with no expectation of compensation. To the extent that a member of the Company Group requests you travel more than 50 miles away from your home either to meet with Company Group representatives and/or attorneys, and/or testify in a legal proceeding of any kind, then the Company will reimburse you for your actual travel expenses, consistent with the Company’s then-current travel policies and procedures.

b.	Restricted Person Status. The Company acknowledges and agrees that you are released of your status as a “restricted person” as defined in the Company’s Insider Trading Policy as of the last day of employment.

9.	Non-Disparagement.

a.	Your Non-Disparagement Obligations. You agree that you will not now, or in the future, make any statements, written or oral, unless such statements are truthful disclosures required by applicable law, or take such action as (a) will discredit the Company, any of its products, or the reputation of any of its directors, officers or employees, or (b) damage the ability of the Company, or any of its directors, officers, or employees to do business in the communities in which they conduct their affairs.

b.	The Company’s Non-Disparagement Obligations. The Company will not now, or in the future, make any statements, written or oral, unless such statements are truthful disclosures required by applicable law, or take such action as (a) will discredit you, your job performance with the Company, or your skill sets and capabilities, or (b) damage your ability to obtain employment or to do business in the communities in which you conduct your affairs.

c.	Statements Regarding Departure. You and the Company agree that contemporaneously with, and following, your execution of this Agreement and your separation from employment with the Company, the Company will be entitled to make certain statements regarding your separation from employment. At the present time, you and the Company envision conveying information regarding your separation to the following different constituencies: i) the Securities & Exchange Commission; ii) the Company’s Board of Directors and Executive management team; iii) the employees you supervised in the Revenue Cycle Technology division, as well as other employees of the Company; and iv) prospective employers with whom you are seeking employment. As to each of these different constituencies, the information the Company will provide regarding your separation from employment shall be as follows:

i.	i. SEC disclosures: The 8-K disclosure will be made in the ordinary course of business. The Company agrees that the language used in the 8-K will be substantially similar to the language set forth in Exhibit C to this Agreement. Board and Executives: The Company will consider any proposed communication plan, strategy, and/or talking points provided by you, but the Company reserves the right to finalize and deliver any communications to the Board and to the Company’s executive leadership, if needed and as needed, in its sole discretion.

ii.	RCT Employees and Other Company Employees: The Company will consider any proposed communication plan, strategy, and/or talking points provided by you, but the Company reserves the right to finalize and deliver any communications to the Company’s employees, if needed and as needed, in its sole discretion; and

iii.

Prospective Employers: Although the Company’s ordinary employment policies, practices, and procedures will provide a neutral employment reference, which includes verification of your dates of employment and job title, the Company represents it will provide a positive reference. No other information will be disclosed unless authorized by you, in writing. The Company will not provide any other information to prospective employers.

10.	Your Release of the Company. In consideration of the payments provided to you in connection with the termination of your employment with the Company, you agree to release any and all claims arising out of your employment and termination of employment, in accordance with subparagraphs a, b, and c of this Paragraph 10.

a.	Except for the Company’s obligation under this Agreement, YOU AGREE FOR YOURSELF AND YOUR HEIRS, EXECUTORS, ADMINISTRATORS, SUCCESSORS, AND ASSIGNS TO FOREVER RELEASE AND DISCHARGE THE COMPANY AND ITS SUBSIDIARIES, RELATED COMPANIES, PARENTS, SUCCESSORS AND ASSIGNS, OFFICERS, DIRECTORS, AGENTS, EMPLOYEES AND FORMER EMPLOYEES FROM ANY AND ALL CLAIMS, DEBTS, PROMISES, AGREEMENTS, DEMANDS, CAUSES OF ACTION, ATTORNEYS’ FEES, LOSSES AND EXPENSES OF EVERY NATURE WHATSOEVER, KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, FILED OR UNFILLED, ARISING PRIOR TO THE EFFECTIVE DATE OF THIS AGREEMENT, OR RISING OUT OF OR IN CONNECTION WITH YOUR EMPLOYMENT BY AND TERMINATION FROM THE COMPANY OR ANY AFFILIATE OF THE COMPANY. This total release includes, but is not limited to, all claims arising directly or indirectly from your employment with the Company and the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits and expense reimbursements pursuant to any federal, state, or local law or cause of action, including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, infliction of emotional harm, wrongful discharge, violation of public policy, defamation and impairment of economic opportunity; and any claims for violation of the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Americans with Disabilities Act of 1990, the Rehabilitation Act, the Family and Medical Leave Act of 1993, the Equal Pay Act, Executive Order 11246, the Fair Labor Standards Act, the Genetic Information Non-Disclosure Act, USERRA, WARN Act, and any and all claims arising under Georgia law dealing with employment or contract (including claims for or regarding wages, hours, discrimination, civil rights, torts— such as, but not limited to, negligence— and any other federal, state or local employment or anti-discrimination laws).

b.	You further agree that you will not file suit against any of the aforementioned parties or individuals with regard to any claims or liabilities released herein. You further agree not to accept, recover, or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative remedies, which may be filed with or pursued independently by any governmental agency or agencies, whether federal, state, or local.

c.

Thus, for the purpose of implementing a full and complete release and discharge of the Company (and others released in this Paragraph 10), you expressly acknowledge that this Agreement is intended to include in its effect, without limitation, claims and causes of action which you do not know of, or do not suspect to exist, in your favor at the time of execution hereof, and that this Agreement contemplates extinguishment of all such claims and causes of action. By executing this Agreement, you specifically release all claims relating to your employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

d.	As a narrow and limited exception to the waiver and release in Paragraph 10.a. above, you retain all rights to receive indemnification from the Company for third-party claims, including any applicable insurance policies such as the Company’s Directors & Officers insurance policies and/or any general corporate indemnification obligations set forth in Delaware and/or Georgia statutes, as applicable. Additionally, nothing herein shall be construed as a waiver of any claims that cannot be waived by law including, without limitation any claims filed with the Equal Employment Opportunity Commission, the U.S. Department of Labor, or claims under the ADEA that arise after the date of this Agreement.

11.	The Company’s Release of You. In consideration of the promises you made, as set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company, the Company agrees to release any and all claims arising out of your employment, in accordance with subparagraphs a, b, and c of this Paragraph 11; provided, however, that nothing herein shall be construed as a release by the Company of any claim for any one or more of fraud, willful misconduct, gross negligence embezzlement or misappropriation. The Company represents that as of September 3, 2011, after a careful review of your job performance, it is not aware of any conduct or actions by you preceding the Company’s execution of this Agreement that would constitute any one or more of fraud, willful misconduct, gross negligence, embezzlement, or misappropriation.

a.	Except for your obligations under this Agreement or as explicitly excluded pursuant to the previous paragraph, the Company agrees for itself and its subsidiaries, related companies, parents, successors and assigns, officers, directors to forever release and discharge you (and your heirs, executors, administrators, successors and assigns) from any and all claims, debts, promises, agreements, demands, causes of action, attorneys’ fees, losses and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfilled, arising prior to the effective date of this Agreement, or rising out of or in connection with your employment by or with the Company or any affiliate of the Company. This total release includes, but is not limited to, all claims arising directly or indirectly from your employment with the Company or its affiliates; claims or demands related to any and all aspects of your job performance for the Company or its affiliates; any and all claims based on the U.S. or any state Constitution; any and all claims based on any federal or state statute, as well as any administrative or other regulation promulgated pursuant to a grant of statutory or rule-making authority; any and all claims based on contract or quasi-contract legal theories; any and all claims based on any tort theories, recognized in Georgia or any other state jurisdiction; any and all claims based on your actions or failures to act in your employment with the Company or its affiliates at any time prior to the date you execute this Agreement; and any and all claims based on any statements you have made, whether written or oral, explicit or implicit, at any time prior to the date you execute this Agreement.

b.	The Company further agrees that neither it nor any of its subsidiaries, related companies, parents, successors and assigns, officers, or directors will file suit against you (or your heirs, executors, administrators, successors or assigns) with regard to any claims or liabilities released in this Paragraph 11. The Company further agrees that neither it nor any of its subsidiaries, related companies, parents, successors and assigns, officers, or directors will accept, recover or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative remedies, which may be filed with or pursued independently by any governmental agency or agencies, whether federal, state or local.

c.	Thus, for the purpose of implementing a full and complete release and discharge of you (and your heirs, executors, administrators, successors or assigns), the Company expressly acknowledges that this Agreement is intended to include in its effect, without limitation, claims and causes of action which the Company (including its subsidiaries, related companies, parents, successors and assigns, officers, or directors) do not know of, or do not suspect to exist, in the Company’s favor (or in the favor of its subsidiaries, related companies, parents, successors and assigns, officers, or directors) at the time of execution hereof, and that this Agreement contemplates extinguishment of all such claims and causes of action.

12.	Nothing contained herein shall constitute or be construed as a release of your rights to any vested amounts you may have in the Company’s retirement plan.

13.	You acknowledge and hereby agree that except as expressly stated in this Agreement, the Company shall have no obligations to you, financial or otherwise, except that nothing in this Paragraph shall diminish the Company’s obligations to defend and/or indemnify you as set forth in the Company’s By-Laws, Operating Agreement, Director’s and Officer’s Liability Policies or other insurance policies, and/or Delaware and/or Georgia statutes, as applicable, in the event you are sued in your capacity as a current or former executive of the Company. You further agree that this Agreement sets forth the full understanding and complete agreement between you and the Company with regard to these matters and supersedes any and all prior agreements, understandings, and negotiations respecting such matters. The terms hereof shall inure to the benefit of and be binding upon your heirs, representatives, successors and assigns. If any provision of this Agreement is held by a court or arbitrator to be unlawful or unenforceable, the remaining provisions of this Agreement will remain in full force and effect in order to give effect to the parties’ intent to the fullest extent possible. Any modification of this Agreement is ineffective unless memorialized in a written document signed by both you and the Company.

14.

You shall and do hereby acknowledge and understand that this Agreement is intended to be legally binding and enforceable. You are therefore informed of your right to consult with legal counsel of your choosing and are advised to do so before entering into it. You acknowledge and represent that the Company has not provided any tax advice to you in connection with this Agreement and that you have been advised by the Company to seek tax advice from your own tax advisors regarding this Agreement and payments that may be made to you pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Federal Tax Code to such payments. You acknowledge that you shall be solely responsible for your own attorney’s fees and your own tax advisors’ fees incurred in connection with this Agreement. To the extent the payments under this Agreement are subject to Section 409A of the Federal Tax Code, the agreement shall be interpreted in a manner that complies with section 409A of the Federal Tax Code and guidance of that section (collectively “Section 409A”). For example, the phrase “employment will end” and the term “termination” shall be interpreted to mean a separation from service under Section 409A and the six-month delay rule shall apply if applicable with respect to amounts subject to section 409A.

15.	THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF GEORGIA (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Georgia state or federal court sitting in the state of Georgia, and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding.

16.	You understand that neither this Agreement nor anything in it shall be considered as any admission by the Company of any preexisting obligation or improper conduct whatsoever. You understand that the Company denies any such obligations or improper conduct.

17.	By signing this Agreement, you certify that:

a.	You have carefully read and fully understand the provisions of this Agreement, including the portions relating to the release and waiver of claims, and the covenant not to sue;

b.	The Company has advised you, via this Agreement, to consult with an attorney before signing this Agreement if you so desire;

c.	This Agreement was delivered to you on Thursday, September 1, 2011, and you were given at least 14 calendar days to consider this Agreement before accepting its terms and signing it;

d.	You have been reimbursed for all expenses to which you are entitled;

e.	You have reported to the Company all injuries or illnesses, if any, that you incurred at work or because of your work with or for the Company, and with or for any of the Company’s clients;

f.	You affirm that all of the Company’s decisions regarding your pay and benefits through the last day of employment of employment were not discriminatory based on age, disability, race, color, sex, sexual orientation, gender identity, pregnancy, marital status, veteran status, religion, national origin or any other classification protected by law;

g.	You have been paid for all salary and wages to which you are entitled (except for the final salary payment referenced in Paragraph 4 and the separation benefits described in Paragraph 2);

h.	You have reported to the Company any and all allegations of wrongdoing by Company or its officers of which you have any knowledge, including any allegations of corporate fraud;

i.	You have not been retaliated against for reporting any allegations of wrongdoing by Company or its officers, including any allegations of corporate fraud;

j.	You had or could have the entire Review Period (as defined below) in which to review and consider this Agreement, and that if you execute this Agreement prior to the expiration of the Review Period, you have voluntarily and knowingly waived the remainder of the Review Period;

k.	If any claim is not subject to release, then to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on such a claim in which the Company is a party; and

l.	You affirm that you are in possession of all of your own property that you had on or at the Company’s premises and that the Company is not in possession of any of your property.

I, Laurence Neil Hunn, have reviewed the terms and conditions of this Agreement; I knowingly and voluntarily accept and agree to all of the terms and conditions set forth in the Agreement, without intimidation, coercion, or pressure.

/s/ Laurence Neil Hunn	September 6, 2011
Laurence Neil Hunn	Date

Accepted and Agreed:

MedAssets Services, LLC

by: /s/ Jonathan H. Glenn	September 6, 2011
Jonathan H. Glenn	Date
Executive Vice President and Chief Legal Officer

EXHIBIT A

General Release

In consideration of the payments provided to me in connection with the termination of my employment with MedAssets, Inc. and MedAssets Services, LLC (collectively, the “Company”) pursuant to that certain Separation and Release Agreement dated as of September     , 2011 (the “Separation Agreement”), I agree to release any and all claims arising out of my employment and termination of employment, in accordance with the following provisions:

1.	Except for the Company’s obligation under the Separation Agreement, I AGREE FOR MYSELF AND MY HEIRS, EXECUTORS, ADMINISTRATORS, SUCCESSORS, AND ASSIGNS TO FOREVER RELEASE AND DISCHARGE THE COMPANY AND ITS SUBSIDIARIES, RELATED COMPANIES, PARENTS, SUCCESSORS AND ASSIGNS, OFFICERS, DIRECTORS, AGENTS, EMPLOYEES AND FORMER EMPLOYEES FROM ANY AND ALL CLAIMS, DEBTS, PROMISES, AGREEMENTS, DEMANDS, CAUSES OF ACTION, ATTORNEYS’ FEES, LOSSES AND EXPENSES OF EVERY NATURE WHATSOEVER, KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, FILED OR UNFILLED, ARISING PRIOR TO THE EFFECTIVE DATE OF THIS AGREEMENT, OR RISING OUT OF OR IN CONNECTION WITH MY EMPLOYMENT BY AND TERMINATION FROM THE COMPANY OR ANY AFFILIATE OF THE COMPANY (THE “RELEASE”). This Release includes, but is not limited to, all claims arising directly or indirectly from my employment with the Company and the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, and expense reimbursements pursuant to any federal, state, or local law or cause of action, including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, infliction of emotional harm, wrongful discharge, violation of public policy, defamation and impairment of economic opportunity; and any claims for violation of the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Americans with Disabilities Act of 1990, the Rehabilitation Act, the Family and Medical Leave Act of 1993, the Equal Pay Act, Executive Order 11246, the Fair Labor Standards Act, the Genetic Information Non-Disclosure Act, USERRA, WARN Act, and any and all claims arising under Georgia law dealing with employment or contract law (including claims for or regarding wages, hours, discrimination, civil rights, torts— such as, but not limited to, negligence— and any other federal, state, or local employment or anti-discrimination laws).

2.	I further agree that I will not file suit against any of the aforementioned parties or individuals with regard to any claims or liabilities released herein. I further agree not to accept, recover, or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative remedies, which may be filed with or pursued independently by any governmental agency or agencies, whether federal, state, or local.

3.

Thus, for the purpose of implementing a full and complete release and discharge of the Company (and others released in this Release), I expressly acknowledge that this Release is intended to include in its effect, without limitation, claims and causes of action which I do not know of, or do not suspect to exist, in my favor at the time of execution hereof, and that this Release contemplates extinguishment of all such claims and causes of action. By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

4.	As a narrow and limited exception to the waiver and release in this Release, I retain all rights to receive indemnification from the Company for third-party claims, including any applicable insurance policies such as the Company’s Directors & Officers insurance policies and/or any general corporate indemnification obligations set forth in Georgia statutes. Additionally, nothing herein shall be construed as a waiver of any claims that cannot be waived by law including, without limitation any claims filed with the Equal Employment Opportunity Commission, the U.S. Department of Labor, or claims under the ADEA that arise after the date of this Agreement.

5.	By signing this Release, I certify that:

a.	I have carefully read and fully understand the provisions of this Agreement, including the portions relating to the release and waiver of claims, and the covenant not to sue;

b.	The Company has advised me, via this Release, to consult with an attorney before signing this Release if I so desire;

c.	This Release was delivered to me on Thursday, September 1, 2011, and I was given at least 14 calendar days to consider this Release before accepting its terms and signing it;

d.	I have been reimbursed for all expenses to which I am entitled;

e.	I have reported to the Company all injuries or illnesses, if any, that I incurred at work or because of my work with or for the Company, and with or for any of the Company’s clients;

f.	I affirm that all of the Company’s decisions regarding my pay and benefits through the last day of employment of employment were not discriminatory based on age, disability, race, color, sex, sexual orientation, gender identity, pregnancy, marital status, veteran status, religion, national origin or any other classification protected by law;

g.	I have been paid for all salary and wages to which I am entitled;

h.	I have reported to the Company any and all allegations of wrongdoing by Company or its officers of which I have any knowledge, including any allegations of corporate fraud;

i.	I have not been retaliated against for reporting any allegations of wrongdoing by Company or its officers, including any allegations of corporate fraud;

j.	I had or could have the entire Review Period (as defined below) in which to review and consider this Release, and that if I execute this Release prior to the expiration of the Review Period, I have voluntarily and knowingly waived the remainder of the Review Period;

k.	If any claim is not subject to release, then to the extent permitted by law, I waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on such a claim in which the Company is a party; and

l.	I affirm that I am in possession of all of my own property that I had on or at the Company’s premises and that the Company is not in possession of any of my property.

I, Laurence Neil Hunn, have reviewed the terms and conditions of this Release; I knowingly and voluntarily accept and agree to all of the terms and conditions set forth in the Release, without intimidation, coercion, or pressure.

Laurence Neil Hunn	Date

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